Exhibit 21

Subsidiaries Of Clearday, Inc.

Subsidiary	State of Organization
AIU 8800 Village Drive, LLC	Delaware
AIU Alternative Care, Inc.	Delaware
AIU Impact Management LLC	Delaware
All In GP Company, LLC	Delaware
Caerus Hospitality Partners, LLC	Delaware
Caerus Hospitality, LLC	Delaware
Cibolo Rodeo, Ltd	Texas
Clearday Alternative Care Oz Fund, LP	Delaware
Clearday Clubs, Ltd	Texas
Clearday Management, LLC	Delaware
Clearday Naples LLC	Delaware
Clearday Operations, Inc.	Delaware
Conductus, Inc.	Delaware
Leander Associates, Ltd.	Texas
MCA Management, Inc.	Tennessee
MCA Naples Holdings, LLC	Tennessee
MCA Naples Operating Company, LLC	Tennessee
MCA Naples, LLC	Tennessee
MCA New Braunfels Operating Company, LLC	Tennessee
MCA Simpsonville Operating Company, LLC	Tennessee
MCA Westover Hills Operating Company, LLC	Tennessee
MCA Westover Hills, LLC	Delaware
Memory Care America LLC	Tennessee
Memory Care at Good Shepherd, LLC	Arkansas
Naples JV LLC	Delaware
Primrose Wellness Group, LLC	Texas
Shadow Retail Partners, L.P.	Delaware
SRP Artesia, LLC	Delaware
Stockdale Associates, Ltd.	Texas
Trident Healthcare Properties, LP	Delaware